Exhibit 4.5

Execution Copy

PLEDGE AND SECURITY AGREEMENT

made by

MACDERMID HOLDINGS, LLC,

MATRIX ACQUISITION CORP. and

MACDERMID, INCORPORATED (as successor to Matrix Acquisition Corp.),

and certain Subsidiaries of MacDermid, Incorporated

in favor of

CREDIT SUISSE, as Collateral Agent

dated as of April 12, 2007

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Exhibits:

Exhibit A	Form of Securities Account Control Agreement
Exhibit B	Form of Deposit Account Control Agreement
Exhibit C	Form of Trademark Security Agreement
Exhibit D	Form of Copyright Security Agreement
Exhibit E	Form of Patent Security Agreement

Annex:

Annex 1	Form of Assumption Agreement

Schedules:

Schedule 3.02	Filings and Other Actions Required to Perfect Security Interests
Schedule 3.03	Organizational Information
Schedule 3.06(a)	Description of Equity Instruments
Schedule 3.06(b)	Description of Pledged Debt Instruments
Schedule 3.06(c)	Description of Pledged Accounts
Schedule 3.08(a)	Intellectual Property
Schedule 3.08(c)	Licenses, etc.
Schedule 3.09	Letter of Credit Rights
Schedule 3.10	Commercial Tort Claims
Schedule 3.11(a)	Material Contracts

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PLEDGE AND SECURITY AGREEMENT, dated as of April 12, 2007, made by each of the signatories hereto other than the Collateral Agent (as defined below) (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MACDERMID HOLDINGS, LLC (formerly known as MDI Holdings, LLC), a Delaware limited liability company (“Holdings”), the Borrower (as defined in Section 1.01), the Lenders party thereto, CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent, CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as co-documentation agents, and RBS SECURITIES and NATIXIS, as co-managing agents, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Arrangers, the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.01 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, such terms shall have the meanings given in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Deposit Account, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 4.10(j).

“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” shall mean the date hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Collateral Account” shall mean (i) any collateral account established by the Collateral Agent as provided in Section 5.01 or 5.04 or (ii) any cash collateral account established as provided in Section 2.03(g) of the Credit Agreement.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Contracts” shall mean all contracts and agreements between any Grantor and any other person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, extended, restated, supplemented, replaced or otherwise modified from time to time including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate and to perform and compel performance of, such contracts and to exercise all remedies thereunder.

“Copyright Licenses” shall mean any agreement, whether written or oral, naming any Grantor as licensor or licensee (including those listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time)), granting any right in, to or under any Copyrights, including the grant of rights to reproduce, distribute, perform, publicly display, and make derivative works of any work protected by copyright.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including the registered copyrights and applications listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, (ii) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing and (iii) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit.

“Credit Agreement” shall have the meaning assigned to such term in the preamble.

“dollars” or “$” shall mean lawful money of the United States of America.

“Excluded Assets” shall mean any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if the grant of a security interest therein shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above.

“Excluded Foreign Subsidiary Voting Stock” shall mean the voting Equity Interests in any Excluded Foreign Subsidiary.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the New York UCC and, in any event, including with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Swap Contracts and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder and (iv) all rights of such Grantor to terminate and to perform and compel performance and to exercise all remedies thereunder.

“Grantors” shall have the meaning assigned to such term in the preamble.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Insurance” shall mean (i) all property and casualty insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to any intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, together with URLs, domain names, content of websites and databases, and all rights to sue at law or in equity for any past, present and future infringement or other violation of rights therein, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean that portion of the Collateral that constitutes Intellectual Property.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not otherwise constituting “investment property,” all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers” shall mean the collective reference to each issuer of a Pledged Security.

“Lenders” shall have the meaning assigned to such term in the preamble.

“Licensed Intellectual Property” shall have the meaning assigned to such term in Section 3.08(a).

“Majority Holders” shall have the meaning assigned to such term in Section 6.01(a).

“Material Contract” shall mean each agreement, contract or license (including any license of Intellectual Property) or other arrangement (a) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Grantors and their Subsidiaries; (b) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000; (c) which contains any provision that would by its terms restrict or alter the conduct of business of, or purport to restrict or alter the conduct of business of, the Grantors, any of their Subsidiaries or, to the Borrower’s knowledge, any Affiliate of Holdings; and (d) which by its terms calls for aggregate payments by the Grantors or any of their Subsidiaries of more than $5,000,000 over the remaining term of such agreement, contract, license or other arrangement except for any such agreement contract or license or other arrangement that may be canceled, without any material penalty or other liability to the Grantors or any of their Subsidiaries, upon notice of 90 days or less.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Assignable Contract” shall mean any Contract that by its terms or by the operation of any federal or state statutory prohibition or otherwise purports to restrict or prevent the assignment thereof or granting of a security interest therein, irrespective of whether such prohibition or restriction is enforceable under Sections 9-407 through 409 of the New York UCC.

“Obligations” shall have the meaning assigned to such term in the Credit Agreement.

“Owned Intellectual Property” shall have the meaning assigned to such term in Section 3.08(a).

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use, import or sell any invention covered by any Patents, including any of the foregoing listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean (i) all letters of patent of the United States, any other country, union of countries or any political subdivision of any of the foregoing, all reissues and extensions thereof, including any of the foregoing listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time), (ii) all applications for letters of patent of the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, including any of the foregoing listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time), (iii) all rights to, and to obtain, any reissues or extensions of the foregoing and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Payment in Full of the Obligations” shall have the meaning assigned to such term in Section 1.02(d).

“person” shall mean any natural person, institution, sole proprietorship, unincorporated organization, public benefit corporation, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledged Alternative Equity Interests” shall mean all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests or Pledged Trust Interests.

“Pledged Collateral” shall mean the collective reference to the Pledged Commodity Contracts, the Pledged Securities and the Pledged Security Entitlements.

“Pledged Commodity Contracts” shall mean all Commodity Contracts listed on Schedule 3.06(c) (as such schedule may be amended from time to time) and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 3.06(b), (as such schedule may be amended or supplemented from time to time), together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company, including all limited liability company interests listed on Schedule 3.06(a) hereto under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor, including those listed on Schedule 3.06(b) (as such schedule may be amended or supplemented from time to time).

“Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests listed on Schedule 3.06(a) hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

“Pledged Security Entitlements” shall mean all Security Entitlements with respect to the Financial Assets listed on Schedule 3.06(c) (as such schedule may be amended from time to time) and all other Security Entitlements of any Grantor.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by any Grantor, including all shares of capital stock listed on Schedule 3.06(a) hereto under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust, including all trust interests listed on Schedule 3.06(a) hereto under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Hedge Agreement” shall have the meaning assigned to such term in the Credit Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing referred to in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including any of the foregoing listed in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time), (ii) the right to, and to obtain, all renewals thereof, (iii) the goodwill of the business connected with the use of and symbolized by the foregoing and (iv) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trade Secret License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trade Secret.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how (all of the foregoing being collectively called a “Trade Secret”), whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating or describing such Trade Secret, the right to sue for past, present and future misappropriation of any Trade Secret and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

1.02 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the specific provisions of this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to the property or assets such Grantor has granted as Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein or in any other document with respect to the Obligations shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Obligations, unless otherwise specified, other than indemnification and other contingent obligations not then due and payable and other than any Obligations in respect of Letters of Credit which have been backstopped or Cash Collateralized, in each case, in amounts and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

(e) The words “include,” “includes” and “including,” and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”

(f) All references to the Lenders herein shall, where appropriate, include any Lender, the Administrative Agent, the Collateral Agent, any Arranger, or, in the case of any Secured Hedge Agreement, any Hedge Bank.

SECTION 2. GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL

(a) Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the personal property of such Grantor, including the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i) all Accounts;

(ii) all As-Extracted Collateral;

(iii) all Chattel Paper;

(iv) all Commercial Tort Claims from time to time specifically described on Schedule 3.10;

(v) all Contracts;

(vi) all Deposit Accounts;

(vii) all Documents;

(viii) all Equipment;

(ix) all Fixtures

(x) all General Intangibles;

(xi) all Goods

(xii) all Instruments;

(xiii) all Insurance;

(xiv) all Intellectual Property;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter of Credit Rights;

(xviii) all Money;

(xix) all Securities Accounts;

(xx) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xxi) to the extent not otherwise included, all other property, whether tangible or intangible, of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any person with respect to any of the foregoing;

provided that, notwithstanding any other provision set forth in this Section 2, this Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time, (i) an Excluded Asset or (ii) the outstanding capital stock, limited liability interests, partnership interests or other equity interests of a Foreign Subsidiary (as defined below) in excess of 65% of the voting power of all classes of capital stock, limited liability interests, partnership interests or other equity interests of such Foreign Subsidiary entitled to vote.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties that:

3.01 Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another person, except for Permitted Liens and other Liens expressly permitted by Section 8.01 of the Credit Agreement. No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as is expressly permitted by Section 8.01 of the Credit Agreement.

3.02 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3.02 (as such schedule may be amended or supplemented from time to time with respect to after-acquired property consistent with Section 7.12 of the Credit Agreement) (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof, except for the taking of any actions required in connection with After-Acquired Intellectual Property and as may be required under the laws of any jurisdiction outside of the United States in order to perfect the Collateral Agent’s Lien in the Collateral created under the laws of such jurisdiction and (b) are prior to all other Liens on the Collateral, except for Permitted Liens and other Liens expressly permitted by Section 8.01 of the Credit Agreement. Without limiting the foregoing but subject to any limitations on such requirement expressly provided herein, each Grantor has taken all actions necessary or desirable, including those specified in Section 4.02 to (i) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the New York UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts, (ii) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the New York UCC) over all Deposit Accounts, (iii) establish the Collateral Agent’s “control” (within the meaning of Section 9-107 of the New York UCC) over all Letter of Credit Rights, (iv) establish the Collateral Agent’s control (within the meaning of Section 9-105 of the New York UCC) over all Electronic Chattel Paper and (v) establish the Collateral Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction “UETA”) over all “transferable records” (as defined in UETA).

3.03 Name; Jurisdiction of Organization, etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office are specified on Schedule 3.03 (as such schedule may be amended or supplemented from time to time). Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 3.03 (as such schedule may be amended or supplemented from time to time), the jurisdiction of each such Grantor’s organization of formation is required to maintain a public record showing the Grantor to have been organized or formed. Except as specified on Schedule 3.03 (as such schedule may be amended or supplemented from time to time), no such Grantor has changed its name, jurisdiction of organization, chief executive office or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another person, which has not heretofore been terminated.

3.04 Inventory and Equipment. (a) None of the Inventory or Equipment that is included in the Collateral is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of all applicable laws and regulations, including the Fair Labor Standards Act.

3.05 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.06 Investment Property. (a) Schedule 3.06(a) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor in its subsidiaries and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 3.06(b) (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor and all of such Pledged Debt Securities and Pledged Notes have been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. Schedule 3.06(c) hereto (as such schedule may be amended from time to time) sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts in which each Grantor customarily maintains an interest in excess of $100,000. Each Grantor is the sole entitlement holder or customer of each such account, and no Grantor has consented to or is otherwise aware of any person having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the New York UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account, in each case in which such Grantor has an interest, or any securities, commodities or other property credited thereto.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Equity Interests in each Issuer owned by such Grantor or, in the case of Excluded Foreign Subsidiary Voting Stock, no more than 65% of the outstanding Excluded Foreign Subsidiary Voting Stock of each relevant Issuer.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d) The terms of any uncertificated Pledged LLC Interests and Pledged Partnership Interests do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the “issuer’s jurisdiction” of each Issuer thereof (as such term is defined in the Uniform Commercial Code in effect in such jurisdiction). There shall be no certificated Pledged LLC Interests or Pledged Partnership Interests which provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the “issuer’s jurisdiction” of each Issuer thereof, unless all certificates relating thereto have been delivered to the Collateral Agent pursuant to the terms hereof.

(e) Such Grantor is the record and beneficial owner of, and has good and defeasible title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other person, except Permitted Liens and other Liens expressly permitted by Section 8.01 of the Credit Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

3.07 Receivables. (a) None of the obligors on any Receivables that are included in the Collateral is a Governmental Authority.

(b) Each Receivable in excess of $100,000 that is included in the Collateral (i) to such Grantor’s knowledge, is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) to such Grantor’s knowledge, is and will be enforceable in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to setoffs in accordance with the Credit Agreement, Permitted Liens and refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (iv) is and will be in compliance with all applicable material laws and regulations.

3.08 Intellectual Property. (a) Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time) lists all Intellectual Property which is, as of the Closing Date, registered with or issued by a Governmental Authority or is the subject of an application for registration or issuance, in each case which is owned by such Grantor in its own name, except as set forth on Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time), on the date hereof (collectively, the “Owned Intellectual Property”). As of the Closing Date, except as set forth in Schedule 3.08(a) (as such schedule may be amended or supplemented from time to time), such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to all such Owned Intellectual Property and is otherwise so entitled to use, and grant to others the right to use, all such Owned Intellectual Property subject only to the license terms of the licensing or franchise agreements referred to in paragraph (c) below, Permitted Liens and other Liens expressly permitted by Section 8.01 of the Credit Agreement, except where the failure to be entitled would not reasonably be expected to have a Material Adverse Effect. To the Grantor’s knowledge, such Grantor has a valid and enforceable right to use all Intellectual Property which it uses in its business, but does not own (collectively, the “Licensed Intellectual Property”), except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.08(b), to the knowledge of the Grantor as of the date hereof, all Owned Intellectual Property and all Licensed Intellectual Property, is subsisting, unexpired and has not been abandoned. To the Grantor’s knowledge, all Owned Intellectual Property and Licensed Intellectual Property is valid and enforceable, except for any items the invalidity or unenforceability of which would not have a Material Adverse Effect. To the Grantor’s knowledge, except as disclosed on Schedule 3.08(e), neither the operation of such Grantor’s business as currently conducted nor the use of Owned Intellectual Property or Licensed Intellectual Property in connection therewith infringes, misappropriates, dilutes or otherwise violates the Intellectual Property rights of any other person, except where such infringement, misappropriation, dilution, or violation would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 3.08(c) (as such schedule may be amended or supplemented from time to time), on the date hereof none of the Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, other than industry standard licensing or franchising agreements entered into in the ordinary course of business.

(d) Except as set forth in Schedule 3.08(d) (as such schedule may be amended or supplemented from time to time), to such Grantor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States which would limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Owned Intellectual Property, except where the same would not reasonably be expected to have a Material Adverse Effect. Such Grantor is not aware of any uses of any item of Owned Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with the use of and symbolized by any Trademarks owned by a Grantor, except where the same would not reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Schedule 3.08(e) (as such schedule may be amended or supplemented from time to time), no action or proceeding is pending, or, to such Grantor’s knowledge, threatened against any Grantor, on the date hereof (i) seeking to limit or cancel any Owned Intellectual Property or, to Grantor’s knowledge, Licensed Intellectual Property, other than in non-final office actions issued in the course of prosecution of applications for registration or issuance, except as would not reasonably be expected to have a Material Adverse Effect, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any Intellectual Property rights of any other person or (iii) alleging that any Owned Intellectual Property is being licensed, sublicensed or used in violation of any Intellectual Property right of any other person. To such Grantor’s knowledge, no person is engaging in any activity that materially infringes upon, misappropriates, dilutes or is otherwise an unauthorized use of, any Intellectual Property owned by such Grantor or the rights of such Grantor therein. The consummation of the transactions contemplated by this Agreement (including the enforcement of remedies in accordance with the terms hereof) will not result in the termination or impairment of any of the Intellectual Property owned or used by such Grantor.

(f) With respect to each Copyright License, Trademark License, Trade Secret License and Patent License, the loss of which could have a Material Adverse Effect: (i) such license is a valid and binding obligation of Grantor and, to Grantor’s knowledge, the other parties thereto, and is in full force and effect; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(g) Except as set forth in Schedule 3.08(g) (as such schedule may be amended or supplemented from time to time), such Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of Owned Intellectual Property in full force and effect except for any such items of Owned Intellectual Property that such Grantor in its reasonable business judgment determines have no commercial value to the business of such Grantor.

(h) To the Grantor’s knowledge, (i) none of the Trade Secrets that constitutes Owned Intellectual Property has been misappropriated by any other person; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property.

(i) Except as set forth in Schedule 3.08(i) (as such schedule may be amended or supplemented from time to time), such Grantor has made all filings and recordations necessary to evidence its ownership interest in the Owned Intellectual Property which is the subject of a registration or application, and with the United States Patent and Trademark Office, the United States Copyright Office and in corresponding national and international patent, trademark and copyright offices, except where the failure to make such filings or recordations would not reasonably be expected to have a Material Adverse Effect.

(j) Such Grantor has taken all commercially reasonable steps to use consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any Trademarks used in the business of such Grantor and has taken reasonable steps to ensure that all its licensed users of its Trademarks use such consistent standards of quality.

3.09 Letters of Credit and Letter of Credit Rights. No Grantor is a beneficiary or assignee under any Letter of Credit other than the Letters of Credit described on Schedule 3.09 (as such schedule may be amended or supplemented from time to time). With respect to any Letters of Credit that are by their terms transferable, each Grantor has caused (or, in the case of the Letters of Credit that are specified on Schedule 3.09 on the date hereof, will use commercially reasonable efforts to cause) all issuers and nominated persons under Letters of Credit in which the Grantor is the beneficiary or assignee to consent to the assignment of such Letter of Credit to the Collateral Agent and has agreed that upon the occurrence of an Event of Default it shall cause all payments thereunder to be made to the Collateral Account. With respect to any Letters of Credit that are not transferable, each Grantor shall obtain (or, in the case of the Letters of Credit that are specified on Schedule 3.09 on the date hereof, use commercially reasonable efforts to obtain) the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the released Letter of Credit to the Collateral Agent in accordance with Section 5-114(c) of the New York UCC.

3.10 Commercial Tort Claims. No Grantor has any Commercial Tort Claims individually or in the aggregate in excess of $100,000, except as specifically described on Schedule 3.10 (as such schedule may be amended or supplemented from time to time).

3.11 Contracts.

(a) Each Material Contract is valid and binding on each Grantor and any of its Subsidiaries, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have a Material Adverse Effect;

(b) Each Grantor and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not have a Material Adverse Effect; and

(c) No Grantor nor any of its Subsidiaries has received written notice of, or otherwise has knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of such Grantor or any of its Subsidiaries under any such Material Contract, except where such default, either individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations (other than Obligations in respect of any Treasury Management Agreement or Letters of Credit) shall have been paid in full, each Letter of Credit shall have been cancelled or expired or been backstopped or Cash Collateralized, in each case, in amounts and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer, and all commitments to extend credit under the Credit Agreement shall have expired or been terminated:

4.01 Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.02 Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts. (a) If any of the Collateral which fair market value is in excess of $100,000 individually is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, then such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement, and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date. Any Collateral not otherwise required to be delivered to the Collateral Agent in accordance with this subsection (a) shall be delivered to the Collateral Agent, at the request of the Collateral Agent, after an Event of Default has occurred and be continuing.

(b) If any of the Collateral is or shall become “Electronic Chattel Paper,” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Collateral Agent as the assignee and is communicated to and maintained by the Collateral Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Collateral Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c) If any Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall take commercially reasonable efforts to cause the Issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit A, and such actions shall be taken on or prior to the Closing Date with respect to any Uncertificated Securities owned as of the Closing Date by any Grantor.

(d) Each Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts with values in excess of $100,000 in each individual account, or $500,000 in the aggregate, only with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Collateral Agent without further consent of such Grantor, such agreement to be substantially in the form of Exhibit A or B or such other form as shall be reasonably acceptable to the Collateral Agent.

(e) If any of the Collateral is or shall become evidenced or represented by a Commodity Contract, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Collateral Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent without further consent of such Grantor, such agreement shall be in a form reasonably acceptable to the Collateral Agent.

(f) In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including causing the issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Collateral Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent.

(g) In the case of any transferable Letters of Credit Rights in excess of $10,000 individually or $100,000 in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of any issuer thereof to the transfer of such Letter of Credit Rights to the Collateral Agent. In the case of any other Letter of Credit Rights in excess of $10,000 individually or $100,000 in the aggregate each Grantor shall use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related Letter of Credit in accordance with Section 5-114(c) of the New York UCC.

4.03 Maintenance of Insurance. (a) Such Grantor will maintain, with reputable insurance companies, insurance on all its property (including all Inventory, Equipment and Vehicles) in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business; and furnish to the Collateral Agent with copies for each Secured Party, upon written request, full information as to the insurance carried; provided that in any event such Grantor will maintain, to the extent obtainable on commercially reasonable terms, (i) property and casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake and loss by fire, explosion and theft), covering the repair or replacement cost of all such property and consequential loss coverage for business interruption and extra expense (which shall include construction expenses and such other business interruption expenses as are otherwise generally available to similar businesses), and (ii) public liability insurance. All such insurance with respect to such Grantor shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers, have an A.M. Best policyholders rating of not less than A- with respect to primary insurance and B+ with respect to excess insurance and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A- or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or, if the relevant insurance is not available from such insurers, such other insurers as the Collateral Agent may approve in writing. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(b) Such Grantor will deliver to the Collateral Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iii) forthwith, notice of any cancellation or nonrenewal of coverage by such Grantor and (iv) promptly after such information is available to such Grantor, full information as to any claim for an amount in excess of $500,000 with respect to any property and casualty insurance policy maintained by such Grantor. Each Secured Party shall be named as additional insured on all such liability insurance policies of such Grantor and the Collateral Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor.

(c) Upon the request of the Collateral Agent, the Borrower shall deliver to the Secured Parties a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request.

4.04 [Reserved].

4.05 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest having at least the priority described in Section 3.02 and shall defend such security interest against the claims and demands of all persons whomsoever, subject to the provisions of Section 7.15.

(b) Such Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a Control Agreement in the form attached hereto as Exhibit B or such other form reasonably acceptable to the Collateral Agent.

4.06 Changes in Locations, Name, Jurisdiction of Incorporation, etc. Except upon 60 days’ written notice after such change (or such later time as agreed to by the Collateral Agent but in no event less than 15 days’ prior written notice), in each case, to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its legal name or jurisdiction of organization from that referred to in Section 3.03;

(b) change its identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading; or

(c) change its address to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become incorrect.

4.07 Notices. Such Grantor shall advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Lien expressly permitted by Section 5.02 of the Credit Agreement) on any of the Collateral; and

(b) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

4.08 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests in any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or similar instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If an Event of Default has occurred and is continuing, if any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor shall not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Issuer (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Lien expressly permitted thereon pursuant to Section 8.01 of the Credit Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v) without the prior written consent of the Collateral Agent, cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the New York UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the New York UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the provisions in this clause (v), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Securities issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.08(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 5.03(c) and 5.07 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.03(c) or 5.07 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security.

4.09 Receivables. (a) Other than in a manner consistent with its past practice, such Grantor shall not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Such Grantor shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables that are included in the Collateral.

(c) Each Grantor shall perform and comply in all material respects with all of its obligations with respect to the Receivables.

4.10 Intellectual Property. (a) Such Grantor (either itself or through licensees) shall (i) continue to use each Trademark included in the Owned Intellectual Property on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, unless Grantor makes a good faith business decision to discontinue such line, change the name of such goods or services, or such abandonment is permitted by Section 4.10(h), (ii) take reasonable steps to maintain as in the past the quality of products and services offered under any of its Trademarks and take all reasonable steps to ensure that all its licensed users of such Trademarks maintain such quality, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of a Trademark included in the Owned Intellectual Property unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and the Trademark Security Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby a Trademark owned by such Grantor may become invalidated or impaired in any way, but subject to Grantor’s rights to discontinue or abandon its rights under Section 4.10(h).

(b) Such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public, except as permitted under Section 4.10(h).

(c) Such Grantor shall not (and shall not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyrights included in the Owned Intellectual Property may become invalidated. Such Grantor shall not (either itself or through licensees) do any act whereby any Copyrights owned by such Grantor may fall into the public domain, except as permitted under Section 4.10(h).

(d) Such Grantor shall not knowingly infringe, misappropriate or violate the Intellectual Property rights of any other person in any material respect.

(e) Such Grantor shall, and shall take reasonable steps to require its licensees, to use Intellectual Property included in the Owned Intellectual Property with the applicable statutory notices provided for under applicable law and all other notices and legends required by applicable Requirements of Law, consistent with industry practices.

(f) Such Grantor shall notify the Collateral Agent promptly if it knows, that any application or registration relating to any Owned Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development in any proceeding (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country except for non-final office actions issued in the course of prosecution of applications for registration) regarding such Grantor’s ownership of, or the validity of, any Owned Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, except to the extent that Grantor is abandoning such Owned Intellectual Property as permitted under Section 4.10(h).

(g) In the event that such Grantor, either by itself or through any agent, employee, licensee or designee, shall file with the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof an application for the registration of any Copyrights, such Grantor shall report such filing of such application, to the Collateral Agent within 30 days after the end of each fiscal quarter during which such filing occurred, or, if the fair market value of such applications (which have not previously been reported to the Collateral Agent) exceeds $100,000 in the aggregate, such reporting obligations shall be accelerated and Grantor shall report such filing within 15 Business Days Upon request of the Collateral Agent, such Grantor shall execute and deliver, to the Collateral Agent, a Copyright Security Agreement in the form set forth in Exhibit D or with respect to Copyright applications filed under the laws of a jurisdiction outside the United States, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Secured Parties’ security interest in any application for registration of any such Copyrights and general intangibles of such Grantor relating thereto or represented thereby.

(h) Such Grantor (either itself or through licensees) shall not, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its Owned Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or copyright, unless in such Grantor’s reasonable business judgment such use or the pursuit or maintenance of such Owned Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(i) In the event that any Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party in any material respect, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect and enforce such Intellectual Property.

(j) Such Grantor agrees that, should it obtain an ownership interest in any item of Intellectual Property which is not, as of the Closing Date, a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral.

(k) Such Grantor agrees to execute upon Closing, a Trademark Security Agreement, in substantially the form of Exhibit C, and a Copyright Security Agreement, in substantially the form of Exhibit D, a Patent Security Agreement, in substantially the form of Exhibit E, in order to record the security interest granted herein to the Collateral Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

(l) Such Grantor shall take all steps it deems in its reasonable business judgment to be necessary to protect the secrecy of all Trade Secrets owned by such Grantor and material to its business, including advising employees of the confidentiality of company proprietary information and labeling and restricting access to secret information and documents, consistent with past practice.

4.11 Contracts. (a) Such Grantor shall perform and comply in all material respects with all its obligations under the Contracts.

(b) Such Grantor shall not amend, modify, terminate, waive or fail to enforce any provision of any Contract in any manner which could reasonably be expected to materially adversely affect the value of the Collateral or otherwise have a Material Adverse Effect.

(c) After the date hereof, such Grantor shall not permit to become effective in any document creating, governing or providing for any permit, lease, license or Material Contract, a provision that would prohibit the creation or perfection of, or exercise of remedies in connection with, a Lien on such permit, lease, license or Material Contract in favor of the of the Collateral Agent for the ratable benefit of the Secured Parties unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

4.12 Commercial Tort Claims. Such Grantor shall advise the Collateral Agent promptly of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $100,000 and shall promptly execute a supplement to this Agreement in form and substance reasonably satisfactory to the Collateral Agent to grant a security interest in such Commercial Tort Claim to the Collateral Agent for the ratable benefit of the Secured Parties.

SECTION 5. REMEDIAL PROVISIONS

5.01 Certain Matters Relating to Receivables. (a) If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.05, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) If an Event of Default has occurred and is continuing, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are included in the Collateral, including all original orders, invoices and shipping receipts.

5.02 Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) The Collateral Agent may at any time after the occurrence and continuance of an Event of Default notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables and/or Contracts directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.03 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.03(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing: (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. If an Event of Default has occurred and is continuing, in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon any such instruction following the occurrence and during the continuance of an Event of Default, pay any dividends or other payments with respect to the Investment Property, including Pledged Securities, directly to the Collateral Agent.

5.04 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Secured Parties specified in Section 5.01 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, at the request of the Collateral Agent, all

Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.05.

5.05 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 5.06) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account in payment of the Obligations in accordance with Section 9.03 of the Credit Agreement.

5.06 Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made may constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s reasonable request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.06, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In the event of any disposition of any of the Trademarks, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and with respect to any Intellectual Property Collateral, the applicable Grantor shall supply the Collateral Agent or its designee with such Grantor’s know-how and expertise, and with records, documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to such Intellectual Property Collateral subject to such disposition, and such Grantor’s customer lists pertaining thereto, subject to appropriate confidentiality undertakings on the part of any person receiving such proprietary information.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

5.07 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 5.06, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor shall cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are reasonably necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 5.07 valid and binding and in compliance with any and all other applicable Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.07 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.07 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.

5.08 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 6. THE COLLATERAL AGENT

6.01 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement (other than indemnities and other contingent Obligations not yet due and payable hereunder), exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate termination value (exclusive of expenses and similar payments but including any early termination payments due upon termination) under such Secured Hedge Agreements. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Lenders (or, after payment in full of all Obligations under the Credit Agreement, the Majority Holders) and the Grantors. Upon any such resignation, the Required Lenders (or, after payment in full of all Obligations other than indemnities and other contingent Obligations not yet due and payable under the Credit Agreement, the Majority Holders) shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuance of an Event of Default no such consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders or the Majority Holders, as the case may be, and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financings statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any Collateral Agent’s resignation hereunder, the provisions of this Agreement shall continue in effect for the benefit of such retiring Collateral Agent in respect of any actions taken or omitted to be taken by any of them while acting as Collateral Agent.

(b) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, such appointment being coupled with an interest, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.07 or 5.08, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.01(a) to the contrary notwithstanding, the Collateral Agent agrees that, except as provided in Section 6.01(b), it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless an Event of Default shall have occurred and be continuing.

(c) If an Event of Default has occurred and is continuing, if any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that the Collateral Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to immediately comply therewith.

(d) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.01 shall be payable by such Grantor to the Collateral Agent on demand.

(e) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.02 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any

Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

6.03 Filing of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property,” whether now owned or hereafter existing or acquired or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

6.04 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.05 Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any applicable requirement of law, the Collateral Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

SECTION 7. MISCELLANEOUS

7.01 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent, subject to any consents required under Section 11.01 of the Credit Agreement; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.

7.02 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.02 of the Credit Agreement.

7.03 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 7.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.04 Enforcement Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent and the other Secured Parties shall be entitled to reimbursement of their expenses incurred hereunder as provided in Section 11.04 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to hold the Collateral Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, except Other Taxes covered in Section 3.01 of the Credit Agreement.

(c) Each Grantor agrees to pay, and to hold the Collateral Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.04 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.05 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, and any attempted assignment without such consent shall be null and void.

7.06 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time, while an Event of Default shall have occurred and be continuing, with notice to such Grantor or any other Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

7.07 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and electronic PDF delivery), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.08 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.09 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11 APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

7.12 Submission to Jurisdiction; Waivers. (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK

SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) EACH GRANTOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS US CORPORATION SYSTEMS WITH OFFICES ON THE DATE HEREOF IN NEW YORK, NEW YORK (OR SUCH OTHER AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK, NEW YORK AS IS REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE, AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH GRANTOR AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE COLLATERAL AGENT UNDER THIS AGREEMENT. EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GRANTOR AT ITS ADDRESS SET FORTH ON SCHEDULE 11.02 OF THE CREDIT AGREEMENT OR SCHEDULE 7.02 HERETO, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

7.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

7.15 Releases. (a) At such time as the Loans and the other Obligations (other than Obligations in respect of any Treasury Management Agreement or Letters of Credit) shall have been paid in full, each Letter of Credit shall have been cancelled or expired or been backstopped or Cash Collateralized, in each case, in amounts and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer, the commitments under the Credit Agreement have been terminated or expired and all Secured Hedge Agreements shall have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor (other than Holdings) shall be released from its obligations hereunder in the event that all the Equity Interests in such Guarantor shall be sold or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for such release identifying the relevant Guarantor and the terms of the relevant sale or other disposition in reasonable detail, including the price thereof and any expenses incurred in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.

(d) Notwithstanding any of the foregoing, any release of Collateral or Guarantors effected in the manner permitted by the Credit Agreement or any other Loan Document at any time that the Credit Agreement shall be outstanding shall not require the consent of holders of obligations under Secured Hedge Agreements.

7.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.17 Reinstatement. This Pledge and Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case be, if at any time payments and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any oblige of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

MACDERMID HOLDINGS, LLC

By:	/s/	Joseph M. Silvestri

	Name:	Joseph M. Silvestri
	Title:	President and Secretary

MATRIX ACQUISITION CORP.

By:	/s/	Joseph M. Silvestri

	Name:	Joseph M. Silvestri
	Title:	President and Secretary

Accepted as of the day and year first above written

(effective as of the Effective Time,

as defined in the Merger Agreement):

MACDERMID, INCORPORATED

By:	/s/	John L. Cordani

	Name:	John L. Cordani
	Title:	Vice President

AUTOTYPE HOLDINGS (USA) INC.

BAYPORT CHEMICAL SERVICE, INC.

CANNING GUMM, LLC

DYNACIRCUITS, LLC

ECHO INTERNATIONAL, INC.

HUNTINGDON AVE. DEVELOPMENT LLC

MACDERMID ACUMEN, INC.

MACDERMID AUTOTYPE INCORPORATED

MACDERMID BRAZIL, INC.

MACDERMID COLORSPAN, INC.

MACDERMID HOUSTON, INC.

MACDERMID INVESTMENT CORP.

MACDERMID OFFSHORE SOLUTIONS, LLC

MACDERMID OVERSEAS ASIA LIMITED

MACDERMID PRINTING SOLUTIONS ACUMEN, INC.

MACDERMID PRINTING SOLUTIONS, LLC

MACDERMID SOUTH AMERICA, INCORPORATED

MACDERMID SOUTH ATLANTIC, INCORPORATED

MACDERMID TARTAN, INC.

MACDERMID TEXAS, INC.

MACDERMID TOWER, INC.

MACDERMID US HOLDINGS, LLC

MRD ACQUISITION CORP.

NAPP PRINTING PLATE DISTRIBUTION, INC.

NAPP SYSTEMS (EUROPE), LTD.

NAPP SYSTEMS INC.

PT FRANCE HOLDING CORP.

PT SUB, INC.

SPECIALTY POLYMERS, INC.

SUPRATECH SYSTEMS INC.

VERNON-ROCKVILLE DEVELOPMENT LLC

W. CANNING INC.

W. CANNING, LTD.

W. CANNING USA, LLC

By:	/s/ John L. Cordani
Name: John L. Cordani
Title: Secretary

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:	/s/	Judith E. Smith

	Name:	Judith E. Smith
	Title:	Director

By:	/s/	Doreen Barr

	Name:	Doreen Barr
	Title:	Vice President

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